Exhibit (a)(2)(H)

FOR IMMEDIATE RELEASE

SAVING DYNEGY: FROM MORE SCORCHED EARTH

NEW YORK, February 14—Seneca Capital, the second largest shareholder of Dynegy Inc. (NYSE: DYN) with a 12% economic interest (including 9.3% voting common stock) is writing to address the latest chapter in Dynegy’s scorched-earth campaign. Seneca Capital believes the materials disseminated by Dynegy on Friday represent yet another unfortunate attempt to corral support for a sale of the company at a low point in the cycle – a process that shareholders have now rejected four times. Seneca Capital urges Dynegy shareholders NOT TO TENDER their shares at $5.50 per share – it is the WRONG PRICE at the WRONG TIME for the WRONG REASONS. Seneca Capital believes that once the IEP tender is defeated this Friday and the merger agreement is subsequently dissolved, an overhang will be removed that will clear the path for investors to participate in the positive changes (including Board/management alignment with shareholders) at Dynegy that Seneca Capital is working vigorously to advance.

EVEN MORE “SCORCHED EARTH” TACTICS??: Seneca Capital is surprised and disappointed that Dynegy is yet again (in a release transparently timed to coincide with FERC approval) attempting to talk down the market’s view of Dynegy’s valuation with its “Getting the Facts Right” campaign – even after shareholders rejected Dynegy’s scorched earth “Blackstone at $4.50 or Bust” campaign last fall. Dynegy’s latest effort to publicly attack its own valuation – a tactic Seneca Capital has not seen in more than 20 years of investing – has misinterpreted several important “facts”. In discussing cost savings, Dynegy fails to acknowledge that Seneca Capital’s sum-of-parts analysis has already applied the $50 million incremental cost savings identified by management (which was publicly disclosed for the first time after the Blackstone merger was announced) to the SG&A portion of the sum-of-parts analysis – correcting this view of the “facts” would increase the sum-of-parts analysis by as much as $2.00 per share. In addition, Dynegy conveniently excludes more than $150 million of restricted cash and broker margin from its net debt calculation (these items are reported on Dynegy’s September 30th balance sheet) and fails to account for more than $90 million of pay-down of lease/project bonds in Seneca Capital’s net debt calculation – correcting this view of the “facts” would increase the sum-of-parts analysis by more than $2.00 per share. Seneca Capital will be disseminating a slide presentation shortly that debunks Dynegy’s latest “Getting the Facts Right” campaign. It is noteworthy that the last time Dynegy issued a “correction” to Seneca Capital’s valuation that attempted to scare investors into supporting the $4.50 per share proposed Blackstone deal, Dynegy arrived at a negative per share valuation for the company.1 At least this time, Dynegy has acknowledged that the company has positive equity value.

WHAT ABOUT THE POSITIVE DEVELOPMENTS IN NEW YORK?: While Dynegy leadership appears keen to present a negative picture of Dynegy’s fundamental outlook they have neglected to mention the

1 Dynegy Open Letter to Stockholders, 11/8/10 (“the downside risks to Dynegy of not obtaining stockholder approval and subsequently completing the transaction with Blackstone [at $4.50 per share] are substantial and real”).

positive developments on January 28th at FERC relating to the New York capacity markets. This omission is glaring given Dynegy’s active intervention in FERC’s rulemaking process. The January 28th ruling by FERC should result in a higher cost of new entry over time for the New York capacity markets – a favorable outcome that Dynegy fought hard to support. Dynegy is also actively lobbying the NY ISO to break-out the separately constrained Lower Hudson Valley zone (where Roseton and Danskammer are located) and the recent FERC ruling could bode well for that proceeding. Dynegy has more than 2,000 MW of un-hedged capacity in New York (excluding the Sithe capacity contract) and therefore every $2/kw-mo change in New York capacity prices could impact Dynegy cash flow by nearly $50 million per year (at a 5x multiple this would be more than $2.00 per share). Seneca Capital believes these are important facts to “get right”.

A DIFFERENCE OF ALIGNMENT DRIVES A DIFFERENCE OF OPINION:

	DYNEGY	SENECA CAPITAL

Valuation	• Sell at $4.50, $5.00, $5.50 per share in cash ($0.90, $1.00, $1.10 per share pre-reverse split)…to a “financially stronger entity”??

•    Do not sell for $4.50, $5.00, $5.50…$6.00(!) at low point in cycle…regardless of buyer’s “financial strength”

•    Dynegy underperformed IPPs by ~30% and the market by ~45% since March ‘10 reverse split announcement

Alignment/ Objectives	• $35mm change-of-control benefits/severance	• Largest non-conflicted shareholder • Only “objective” is to profit as stock rises

Judgment

•    In 2008, chose not to hedge power prices when gas was over $13/mcf

•    In August ‘09 purchased ~30% of Dynegy stock for $9.65/sh from LS Power

•    Feb 2011: Board’s “years of experience” provide superior “collective understanding of Dynegy’s earnings potential”??

•    Gravely concerned with Dynegy leadership’s judgment and credibility

•    Strongly endorse the value-generating experience and alignment of Board nominees Hunter Harrison (pioneering railroad executive) and Jeff Hunter (successful power industry veteran)

Board Ownership	• 16,000 shares purchased • Ownership limits “objectivity”?[2]	• Nominee Hunter Harrison bought 500,000 shares at an average price above BX deal (after it was announced) at $4.50; Jeff Hunter has committed to own 300,000

Poison Pill	• Implemented only AFTER trying to sell Dynegy • Protecting “control premium” after trying to sell the entire company at $4.50 per share?

•    Seeking waiver to acquire shares above $5.50 per share – more than 22% higher than the “control premium” the Board accepted from BX in August

•    Offered to commit not to squeeze out minorities below $5.50 per share

2 It has been communicated to Seneca Capital by a Dynegy Board member that the Dynegy Board believes that more modest ownership could actually enhance Board member objectivity.

Shareholder Votes	• Virtually unprecedented “recess” • Incremental $16mm break-fee to BX and $16mm break-fee to IEP despite shareholder opposition to modest bump	• 74% of shareholders did not support Blackstone deal • 95%+ of non-affiliated shares twice rejected IEP deal

Shareholder Funds	• Willing to spend more than $100mm (>15% of deal price) to sell the company	• Implore Board to stop spending corporate assets in the face of shareholder opposition

The $2.78 Scarecrow/ Flawed Starting Point	• Argued that without Blackstone the share price could crash below $2.78 per share • Now issuing materials that attempt to scare investors regarding the share price post-IEP tender

•    Dynegy stock declined 64% from the reverse split announcement in March ‘10 to a nearly all-time low of $2.78/sh at August ‘10 BX deal announcement

•    Inexplicably plummeted nearly 25% in the week prior to the BX deal

•    Important new facts have come to light ($50mm of cost savings, NRG value validation of California plants, etc) that represent more than $4.00 per share

•    BX and IEP offers create artificial ceiling – strong fundamental interest once tender is defeated

Liquidity	• Changed from pre-Blackstone August 6th statement of “simple, flexible capital structure” to scorched earth “Blackstone or Bust” campaign	• Liquidity issue is red herring – substantial unutilized lien capacity and no major maturities until 2015 • NO NEED TO ISSUE EQUITY

Natural Gas “Confusion”	• Gas sensitivity ($165mm) assumes gas plants set the power price in all hours in markets where Dynegy’s coal plants are located??

•    Gas exposure is asymmetric – forward margin improved despite decline in gas

•    Gas plants set power price roughly 15% of time for Dynegy’s Midwest coal plants

•    Dynegy makes electricity not natural gas

Sale Process

•    Attempted to sell company in two ill-structured go-shop processes during late August and December holiday season

•    Abandoned promised “careful standalone review” in gaining support from IEP affiliate (largest holder/ outspoken critic) against consent solicitation

•    Why abandon “careful standalone review” and presume company should be sold for cash at a low point in cycle?

•    Why create barriers to participation? – even IEP wouldn’t sign CA until after deal announced

Financial Advisors	• Dynegy is selling the company at a “fair price” at $4.50, $5.00, $5.50/sh……	• Financial advisors receive $13mm in additional fees if Dynegy is sold

Post IEP Tender	• “At work taking actions and preparing plans for remaining an independent company” • Comfortable with compensation structures creating misalignment

•    Grave concerns regarding Dynegy leadership

•    Pursuing a consent solicitation to replace the Chairman and one other Board member with Hunter Harrison and Jeff Hunter

•    Will not stop fighting until proper alignment with shareholders is achieved…and value realized

RESPECTING SHAREHOLDERS’ VOICE: Shareholders own the company, not the Board. Dynegy shareholders have twice overwhelmingly rejected the IEP tender offer and Seneca Capital calls upon the Dynegy Board to respect shareholder views and work with Seneca Capital to reconstitute the Board with individuals who believe in the value proposition for Dynegy and are aligned with shareholders. Seneca Capital has more conviction than ever that selling Dynegy at a low price at this point in the cycle does not reflect Dynegy’s industry leading operating and financial leverage to a commodity recovery.

PURSUING CHANGE: Seneca Capital continues to vigorously pursue a consent solicitation to protect shareholder value by replacing the Chairman and one other Dynegy Board member with Hunter Harrison, a pioneering railroad executive, and Jeff Hunter, a successful power industry veteran. Mr. Harrison and Mr. Hunter are fully aligned with the proposition of driving value for Dynegy shareholders – Mr. Harrison has already purchased 500,000 shares personally and Mr. Hunter has committed to purchase 300,000 shares while serving on the Dynegy Board.

Seneca Capital is working diligently towards achieving definitive status for its preliminary consent solicitation and filed a revised document this past Friday. Dynegy must provide a record date for the consent solicitation that is no later than 20 days from the date of a request by Seneca Capital. Once the preliminary consent solicitation becomes definitive, Seneca Capital will begin gathering shareholder consents and once consents for a majority of shares outstanding have been collected, Seneca Capital’s nominees must be seated on the Dynegy Board.

Seneca Capital urges shareholders to NOT TENDER their stock for $5.50 per share. It is the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

Contact:

for Seneca Capital

Patrick Linehan and Scot Hoffman, Robinson Lerer & Montgomery, 646-805-2042 (for media inquiries) Bruce Goldfarb, Steven C. Balet and Geoff Sorbello, Okapi Partners, 212-297-0720 (as Information Agent)

FORWARD-LOOKING STATEMENTS; STATEMENT OF SENECA CAPITAL BELIEFS; FORECASTS

This press release contains statements, including Seneca Capital’s beliefs as to valuation, which are forward looking statements about future events and sets forth a presentation of our beliefs. The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. You should be aware that any forward-looking statements are based on certain assumptions and subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results that are materially different. We have based many of these forward-looking statements on our beliefs, expectations and assumptions about future events that may prove to be inaccurate. While we consider these beliefs, expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to anticipate and many of which are beyond our control. We caution you that the forward-looking statements are inherently uncertain and necessarily involve risks that may affect Dynegy Inc.’s (“Dynegy”) business prospects and performance, causing actual results to differ from those discussed or presented in this presentation. Without limiting the generality of the foregoing, Seneca Capital’s beliefs as to future value are based on a variety of assumptions as to the future that Seneca Capital believes constitute a reasonable, potential valuation scenario that could develop within the next several years for Dynegy but which are nonetheless subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results materially different than anticipated. Seneca Capital’s beliefs as to current value are based on a variety of assumptions, including as to the future, that Seneca Capital believes constitute reasonable assumptions but which are nonetheless subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results that are materially different.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent statement and a consent card to be used to replace two members of the Dynegy Board of Directors and to adopt certain other proposals set forth in the consent statement.

SENECA ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE CONSENT STATEMENT AND OTHER CONSENT SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION THE PARTICIPANTS IN THE CONSENT SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT, ONCE AVAILABLE, WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR AT THE TELEPHONE NUMBER INCLUDED IN THE DEFINITIVE CONSENT STATEMENT, ONCE AVAILABLE.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC, Douglas A. Hirsch, E. Hunter Harrison and Jeff D. Hunter is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of February 11, 2011, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 shares of Dynegy’s common stock, par value $0.01 per share (“Shares”), representing beneficial ownership of approximately 6.4% of the Shares. As of February 11, 2011, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr.

Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P.

As of February 11, 2011, Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. held European-style call options, providing the right to purchase 2,331,400 and 1,059,600 shares, respectively at an exercise price of $0.01 per share by delivery of notice of exercise as of September 17, 2011.